EXHIBIT 10(iii)(f.4)

EXXON MOBIL CORPORATION
BOARD OF DIRECTORS RESOLUTION
REGARDING
NON-EMPLOYEE DIRECTOR COMPENSATION
November 25, 2025

At a meeting of the Board of Exxon Mobil Corporation, duly called and held at 22777 Springwoods Village Pkwy, Spring, Texas, on November 25, 2025, at which a quorum was present and voting, the following resolution was presented and, on motion made and seconded, duly adopted:
“RESOLVED, that, effective January 1, 2026, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a “non-employee director”) be compensated at the rate of $110,000 per annum, and that in addition,
a) each non-employee director designated as Chair of the Environment, Safety and Public Policy Committee, Chair of the Finance Committee, or Chair of the Nominating and Governance Committee be compensated at the rate of $25,000 per annum; or Chair of the Compensation Committee at the rate of $30,000 per annum; or Chair of the Audit Committee at the rate of $35,000 per annum;
b) the non-employee director designated as Lead Director be compensated at the rate of $55,000 per annum; and
c) non-employee directors receive no additional fees for serving on, or attending regular or special meetings of, the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolution regarding non-employee director remuneration adopted by the Board of Directors on July 29, 2024 be, and hereby is, revoked.”
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